                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

  Filed by the registrant [X]
  Filed by a party other than the registrant [_]

  Check the appropriate box:
  [X] Preliminary proxy statement.
  [_] Confidential, for use of the Commission only (as permitted by Rule
      14a-6(e)(2)).

  [_] Definitive proxy statement.
  [_] Definitive additional materials.
  [_] Soliciting material pursuant to Rule 14a-12

                                   UBICS, Inc.
       ------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
       ------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X]   No fee required.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------
      (5)  Total fee paid:

           ---------------------------------------------------------------------

  [_] Fee paid previously with preliminary materials.

      --------------------------------------------------------------------------

  [_] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

          ----------------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
      (3) Filing Party:

          ----------------------------------------------------------------------
      (4) Date Filed:

          ----------------------------------------------------------------------

                                   UBICS, INC.
                              333 Technology Drive
                             Suite 210, Southpointe
                         Canonsburg, Pennsylvania 15317

                                January 27, 2002

Dear Stockholder of UBICS, INC.:

     You are invited to attend a special meeting of the stockholders (the "Meeting") of UBICS, Inc., a Delaware corporation (the "Company"), to be held on February 17, 2003, beginning at 10:00 a.m. local time, at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, Pennsylvania 15317.

     At the Meeting, you will be asked to approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding Common Stock. The Company is asking stockholders to approve a resolution for a 1:5 reverse stock split. If the proposal is approved by the Company's stockholders, the Board of Directors, in its discretion, will implement the reverse stock split if it deems it then to continue to be in the best interests of the Company and its stockholders. If the 1:5 reverse stock split is implemented, every five shares of our Common Stock outstanding will be converted into one share of Common Stock.

     The Company's Board of Directors believes that the reverse stock split proposal is advisable and in the best interests of the Company and its stockholders and recommends that the stockholders vote FOR the proposal.

     As described in the attached Proxy Statement, the Company's principal stockholder, controlling the vote of 57.9% of the outstanding shares, has expressed its intention to vote in favor of the proposal. Because the proposal requires approval of a majority of the shares entitled to vote thereon, if such stockholder votes accordingly, the proposal will be adopted.

     The enclosed Notice and Proxy Statement contain details concerning the reverse stock split proposal. We urge you to read and consider these documents carefully. Whether or not you plan to be at the Meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the Meeting and voted in accordance with your wishes.

                                                     Sincerely,

                                                     /s/ ROBERT C. HARBAGE

                                                     ---------------------------
                                                     Robert C. Harbage
                                                     President and CEO

                                   UBICS, INC.
                              333 Technology Drive
                             Suite 210, Southpointe
                         Canonsburg, Pennsylvania 15317

                    Notice of Special Meeting of Stockholders
                          TO BE HELD FEBRUARY 17, 2003

To the Stockholders of UBICS, Inc.:

       Notice is hereby given that a Special Meeting of Stockholders (the "Meeting") of UBICS, Inc., a Delaware corporation (the "Company"), will be held on February 17, 2003, beginning at 10:00 a.m. local time, at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, Pennsylvania 15317 to consider and act upon a proposal to effect a reverse stock split of the Company's outstanding Common Stock based upon a 1:5 reverse stock split ratio. Following the Meeting, the Board of Directors of the Company, in its discretion, and assuming stockholder approval has been received, will implement the reverse stock split if it deems it then to continue to be in the best interests of the Company and its stockholders. If the 1:5 reverse stock split is implemented, every five shares of our Common Stock outstanding will be converted into one share of Common Stock.

       The Board of Directors has fixed the close of business on January 27, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. The reverse stock split proposal is more fully described in the accompanying Proxy Statement, which forms a part of this Notice and should be read carefully by all stockholders.

                                        By Order of the Board of Directors,

                                        /s/ NEIL EBNER

                                        Neil Ebner
                                        Vice President, Finance,
                                        Chief Financial Officer and Secretary

January 27, 2003



Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy card in the envelope provided (which requires no postage for mailing in the united states). A prompt response is helpful and your cooperation will be appreciated.

                                   UBICS, INC.
                              333 Technology Drive
                             Suite 210, Southpointe
                         Canonsburg, Pennsylvania 15317

                                ----------------
                                 PROXY STATEMENT
                                       FOR
          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 17, 2003
                                ----------------

              This Proxy Statement and the accompanying proxy card are first being mailed to the Company's stockholders on or about January 27, 2003. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of UBICS, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders scheduled for February 17, 2003 (the "Meeting"), beginning at 10:00 a.m. local time, at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, Pennsylvania 15317, to consider and act upon the following proposal:

              At the Meeting, you will be asked to approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding common stock, par value $0.01 per share ("Common Stock") at a ratio of 1:5 (the "Reverse Stock Split"). If the proposal is approved by the Company's stockholders, the Board of Directors, in its discretion, will implement the Reverse Stock Split if it deems it then to continue to be in the best interests of the Company and its stockholders.

              If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the instructions marked thereon. Signed Proxies which are not marked to the contrary will be voted FOR the proposal. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company. Alternatively, you may revoke your proxy by attending the meeting and voting your shares in person.

              The presence of a majority of the outstanding shares entitled to vote at the Meeting and represented in person or by proxy will constitute a quorum. Approval of the Reverse Stock Split proposal requires the affirmative vote of a majority of the shares entitled to vote thereon. Abstentions and proxies relating to "street name" shares for which brokers have not received voting instructions from the beneficial owner ("Broker Non-Votes") will be counted to determine whether a quorum is present. Because a majority of the outstanding shares entitled to vote is required to approve the proposal, both abstentions and Broker Non-Votes will have the effect of votes "against" the proposal.

              As described herein, the Company's principal stockholder, United Breweries Information Consultancy Services Ltd., which is indirectly beneficially owned by Chairman Vijay Mallya, has expressed its intention to vote its shares in favor of the proposal. Such stockholder controls the vote of 57.9% of the outstanding shares of

Common Stock. If such stockholder votes its shares consistent with this expressed intention, the proposal will be approved.

              Expenses incurred in the solicitation of proxies will be borne by the Company. Solicitations will be made by mail, and officers and other employees of the Company may also solicit proxies by telephone, telecopy or personal interview.

              As of the close of business on January 27, 2003, the record date, the Company had outstanding 6,653,009 shares of Common Stock and such shares are the only shares entitled to vote at the Meeting. Each share is entitled to one vote on each matter to be voted upon at the Meeting.

                          REVERSE STOCK SPLIT PROPOSAL

              The Board of Directors of the Company has unanimously approved the presentation to stockholders of a proposal to amend the Company's Certificate of Incorporation (the "Certificate of Incorporation") to effect the Reverse Stock Split of the Company's outstanding Common Stock on the terms described herein. The Board of Directors has declared such amendment to the Certificate of Incorporation to be advisable and has recommended that the amendment be presented to the stockholders of the Company for approval. The Company is asking the stockholders to approve a resolution for the 1:5 Reverse Stock Split. If the proposal is approved by the Company's stockholders, the Board of Directors, in its discretion, will implement the Reverse Stock Split if it deems it then to continue to be in the best interests of the Company and its stockholders.

              Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. If approved by the stockholders of the Company as provided herein, the Reverse Stock Split will be effected by an amendment to the Certificate of Incorporation in substantially the form attached to this Proxy Statement as Appendix A (the "Reverse Stock Split Amendment") and will become effective upon the filing of the Reverse Stock Split Amendment with the Secretary of State of Delaware or at such later date as may be set forth therein (the "Effective Date").

              The following discussion is qualified in its entirety by the full text of the Reverse Stock Split Amendment, which is incorporated by reference herein.

              On the Effective Date, the Reverse Stock Split will result in the automatic conversion of five shares of issued and outstanding Common Stock into one share of Common Stock. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional share an amount in cash equal to the value of such fractional interest on the Effective Date, as calculated based upon the average closing market price for the five business day period preceding the Effective Date.

              Even if the Reverse Stock Split proposal is approved by the stockholders, the Reverse Stock Split will be effected only upon a determination by the Board of Directors that the Reverse Stock Split continues to be in the best interests of the Company and its stockholders at that time. Notwithstanding approval of the Reverse Stock Split proposal by the stockholders of the Company, the Board of Directors may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay such action based on the then-current trading price of the Common Stock or certain other factors described herein.

              Dissenting stockholders have no appraisal rights under Delaware law, the Company's Certificate of Incorporation or the Company's By-laws in connection with the approval of the Reverse Stock Split Amendment and the consummation of the Reverse Stock Split.

              United Breweries Information Consultancy Services Ltd. controls the vote of 3,850,551 shares of the Company's Common Stock, has expressed its intention to vote in favor of the proposal. These shares represent 57.9% of the total issued and outstanding Common Stock. Because the proposal is considered to be adopted by the stockholders of the Company if a majority of the Company's issued and outstanding shares vote in favor of the proposal, the approval and adoption of the proposal is assured if such stockholder votes its shares consistent with their expressed intent.

                      BACKGROUND OF THE REVERSE STOCK SPLIT

              The Company's common stock was listed on the Nasdaq National Market from the time of the Company's initial public offering in October 1997 until June 2002. On February 14, 2002, the staff (the "Staff") of The Nasdaq Stock Market, Inc., ("Nasdaq") notified the Company that the market value of its publicly-held shares had been below $5 million for a period of 30 consecutive days and the closing bid price of its common stock had been below the minimum $1.00 per share for a period of 30 consecutive days. The Staff advised the Company that it would be given a period of 90 days within which to comply with the minimum market value of publicly-held shares and the minimum bid price requirements in order to maintain its listing on The Nasdaq National Market. On June 17, 2002, the Company voluntarily transferred its common stock to The Nasdaq SmallCap Market, and such matters were closed.

              The Company's Common Stock is currently listed on The Nasdaq SmallCap Market. In order to remain listed on The Nasdaq SmallCap Market, the Company must continue to meet each of the following standards:

              (1) either (a) net tangible assets of $2,000,000, (b) net income in two of the last three years of $500,000, or (c) a market capitalization of $35,000,000;

              (2) 500,000 publicly-held shares shares;

              (3) a market value of publicly-held shares of $1,000,000;

              (4) a minimum bid price of $1 per share;

              (5) two market makers;

              (6) 300 round lot shareholders; and

              (7) compliance with Nasdaq corporate governance rules.

              At the time of its transfer to The Nasdaq SmallCap Market, the Company did not comply with the minimum $1.00 bid price requirement for continued listing on The Nasdaq SmallCap Market. The Company was afforded until August 13, 2002 to regain compliance with the minimum $1.00 bid price per share requirement. On August 14, 2002, the Staff notified the Company that in accordance with Nasdaq rules, the Company was being provided with an additional 180 calendar day grace period, or until February 10, 2003, to regain compliance with the minimum bid price requirement.

              On November 18, 2002, the Staff notified the Company that it had determined that the Company was not in compliance with its continued listing requirements as a result of the Company's failure to obtain a review of its interim financial statements by independent auditors prior to the filing of its Form 10-Q for the period ended September 30, 2002. The Staff further advised the Company that its securities would be delisted from The Nasdaq SmallCap Market on November 26, 2002. In response to the letter, the Company made a public announcement of the Staff's determination and requested a hearing before the Nasdaq Listing Qualifications Hearing Panel (the "Panel") to appeal the Staff's determination. The Panel stayed delisting and granted the Company a hearing, which was originally scheduled for December 20, 2002. In its correspondence setting the hearing date, Nasdaq advised the Company that, in addition to addressing the failure to comply with the filing requirements cited in the November 18, 2002 Staff determination letter, the Company would also be required to address its plan to regain compliance with the minimum bid price requirement.

              The Staff subsequently advised the Company that it was postponing the hearing, originally scheduled for December 20, 2002, until January 10, 2003 because the Staff was reviewing potential public interest concerns stemming from a related party transaction in which the Company, through a wholly-owned subsidiary, leased a Boeing 727 aircraft for a five year term to United Breweries Holdings, Ltd. ("UBH"). UBH is a controlled affiliate of United Breweries (Holdings) Limited, an Indian company which has guaranteed all obligations of UBH under the lease of the aircraft. The Chairman and ultimate beneficial owner of 57.9% of the outstanding common stock of the Company, Vijay Mallya, is the Chairman and a shareholder of United Breweries (Holdings) Limited.

              On December 27, 2002, the Staff notified the Company that its market value of publicly-held shares had been below $1 million for a period of 30 consecutive days. The Staff advised the Company that it would be given a period of 90 days, or until March 24, 2003, to regain compliance with the market value of publicly held shares requirement in order to maintain its listing on The Nasdaq SmallCap Market. In such letter, the Staff also advised the Company that the potential public interest concern referred to above would be considered at the Company's hearing on January 10, 2003. The Company made a public announcement of this notification on January 2, 2003.

              At the hearing, the Company presented its plan for curing each of the areas of noncompliance cited by the Staff its correspondence to the Company. Such plan is summarized as follows:

              (1) The Company cured the noncompliance relating to the filing of its third quarter Form 10-Q by filing an amended Form 10-Q on January 8, 2002. Such amended Form 10-Q included financial statements which were reviewed, as required, by its newly engaged auditing firm, Goff, Backa, Alfera & Company, LLC, and included all of the required certifications under Section 906 of the Sarbanes Oxley Act of 2002.

              (2) The Company presented to the Panel the reasons why the aircraft lease transaction with the related party cited by the Staff should not raise public interest concerns. Specifically, the Company showed that the transaction had a substantial business purpose for the Company, is on favorable terms to the Company, would make a substantial positive contribution to the Company's financial performance, is with a party which has the demonstrated ability to meet its obligations under the lease and with whom the Company has a long history, and is in full compliance with all applicable laws including the Sarbanes-Oxley Act of 2002.

              (3) The Company explained its strategy of effecting the 1:5 Reverse Stock Split in order to insure compliance with the minimum bid price requirement. The Company also asked for time to obtain stockholder approval of, and implement the Reverse Stock Split and requested an extension of the current grace period until February 24, 2003 so that the Company can proceed with implementation of the Reverse Stock Split.

              (4) The Company explained its view that its stock price has been negatively affected by the resignation in November 2002, of its prior auditors, BDO Seidman, LLP ("BDO") and the consequent delisting proceedings instituted by Nasdaq. BDO had resigned two days before the Company was required to file its third quarter Form 10-Q, thus preventing the Company from being able to include interim financial statements that were reviewed by independent auditors. BDO resigned after expressing concern about the compliance of the aircraft lease transaction with the Sarbanes-Oxley Act of 2002, despite the best efforts of the Company and its legal advisors to assure BDO of the transaction's compliance with such Act and the Company's expressed willingness to exercise its put right in the lease and sell the aircraft to UBH, the lessee. The Company expressed for the Panel its confidence that a positive resolution of the Nasdaq delisting proceedings as well as positive developments in its business would lead to a rise in the stock price and thus compliance with the minimum market value of publicly-held shares requirement. The Company currently has until March 24, 2003 to demonstrate compliance with such requirement.

          As of January ___, 2003, the Panel has not advised the Company of its decision. Until the Panel advises the Company of its decision, the Common Stock will continue to trade on The Nasdaq SmallCap Market.

          On January 10, 2003, the last reported sale price of the Common Stock on The Nasdaq SmallCap Market was $.23 per share. Based on this sale price, the Company expects that the minimum bid price of the Common Stock after the Reverse Stock Split will be more than the $1.00 amount required for listing on The Nasdaq SmallCap Market.

          The Company believes that the Reverse Stock Split represents the Company's best opportunity to achieve and maintain the $1.00 minimum bid price required for listing on The Nasdaq SmallCap Market. There can, however, be no assurance that the Panel will agree to grant the Company's request for an extension of the current grace period in which to implement the Reverse Stock Split.

          Furthermore, although the Company believes that it has cured the non-compliance relating to the filing of its third quarter Form 10-Q and has demonstrated that the aircraft lease transaction does not raise a public interest concern, there can be no assurance that the Panel will not choose to delist the Company's common stock from The Nasdaq SmallCap Market for either or both of such reasons. Finally, there can be no assurance that the Company will be able to satisfy the market value of publicly held shares requirement on or before the end of the current grace period or that other factors will not cause the Company to fail to meet one or more of the other requirements for listing on The Nasdaq SmallCap Market.

          If the Panel determines that the Company has not satisfied the requirements for The Nasdaq SmallCap Market or if fails to do so in the future, sales of its shares of common stock would likely be conducted only in the over-the-counter market, such as the OTC Bulletin Board, or possibly on the regional exchanges. Should the Panel determine to delist the Company's securities from The Nasdaq SmallCap Market for public interest concerns, the shares of common stock would be prohibited from trading in the OTC Bulletin Board and would only be able to trade in what is known as the "pink sheets".

                  REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

          The primary purpose of the Reverse Stock Split is to cause an increase in the trading price per share of the Common Stock. The Company believes that a higher trading price will aid the Company in remaining eligible for listing on The Nasdaq SmallCap Market.

          The Company believes that maintaining the listing of its Common Stock on The Nasdaq SmallCap Market is in the best interests of the Company and its stockholders. Inclusion in The Nasdaq SmallCap Market increases liquidity and the accuracy of "bid" and "asked" prices quoted by market makers. The Company believes that prospective investors will view an investment in the Company more favorably if its shares are listed on The Nasdaq SmallCap Market than if they are traded in the over-the-counter market. The Company also believes that a Nasdaq SmallCap Market listing will be viewed more favorably by prospective as well as actual customers, partners and employees.

          The Company also believes that the current trading price per share of the Common Stock has reduced the effective marketability of the Company's shares of Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. Certain investors view low-priced stock as speculative and unattractive, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stock. Such policies and practices pertain to the payment of brokers commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

          There is no assurance that the Company will be able to achieve and maintain the minimum bid price required for listing on The Nasdaq SmallCap Market without implementing the Reverse Stock Split. Therefore, if the stockholders of the Company do not approve the Reverse Stock Split, the Company may be delisted from the Nasdaq SmallCap Market. In addition, because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase the Common Stock at its current low share price.

          In addition, if the Common Stock is not listed on The Nasdaq SmallCap Market and the trading price of the Common Stock were to remain below $1 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the Common Stock could further limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

          For all the above reasons, the Company believes that the Reverse Stock Split is in the best interests of the Company and its stockholders. There can be no assurance, however, that the Reverse Stock Split will have the desired consequences. Specifically, there can be no assurance that, after the Reverse Stock Split, the market price of the Common Stock will not decrease to its pre-split levels or that the market capitalization of the Common Stock after the proposed Reverse Stock Split will be equal to the market capitalization before the proposed Reverse Stock Split. Consequently, even if we implement the Reverse Stock Split, there is no guarantee that the price of the

Common Stock will remain above the minimum bid price required for continued listing on Nasdaq.

                   EFFECT OF THE REVERSE STOCK SPLIT PROPOSAL

          Although the Company expects to file the Reverse Stock Split Amendment with the Delaware Secretary of State's office promptly following approval of the Reverse Stock Split proposal at the Meeting, the actual timing of such filing will be determined by the Board of Directors based upon its evaluation as to when such action is most advantageous to the Company and its stockholders. Further, notwithstanding approval of the Reverse Stock Split proposal by the stockholders of the Company, the Board of Directors may elect not to file the Reverse Stock Split Amendment at all.

          After the Effective Date of the Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock but will hold the same percentage of the outstanding shares (subject to adjustments for fractional shares resulting from the Reverse Stock Split) as such stockholder held prior to the Effective Date. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, and the per share exercise or conversion prices thereof, will be adjusted in proportion to the Reverse Stock Split exchange ratio in accordance with their terms as of the Effective Date. The Company does not believe that the immediate impact of the Reverse Stock Split will be to reduce the number of beneficial or record stockholders.

          The Reverse Stock Split may also result in some stockholders owning "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

          Following the Reverse Stock Split, the number of shares of Common Stock outstanding will be reduced in proportion to the reverse split conversion ratio. The Reverse Stock Split will not affect the Company's total stockholders' equity. All share and per share information will be retroactively adjusted following the Effective Date to reflect the Reverse Stock Split for all periods presented in future filings.

          Based on the 6,649,109 shares of Common Stock outstanding as of January 27, 2003, the approximate number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split, based on the 1:5 exchange ratio, is 1,329,821.

          There are currently 20,000,000 shares of Common Stock authorized under the Certificate of Incorporation. The Reverse Stock Split Amendment will not reduce the number of authorized shares of Common Stock. Therefore, the number of authorized but unissued shares of Common Stock will increase significantly as a result of the Reverse Stock Split, from 13,350,891 to approximately 18,670,179. The issuance in the future of such additional authorized but unissued shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

          The Board of Directors considered reducing the number of shares of authorized Common Stock in connection with the Reverse Stock Split. However, the Board of Directors determined that the availability of additional authorized shares may be beneficial to the Company in the future because it will allow the Board of Directors to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law).

          The purpose of the Reverse Stock Split is to bring the Company into compliance with the minimum bid price per share required for continued listing of the Common Stock on Nasdaq. However, the Reverse Stock Split may also be construed as having an anti-takeover effect. The Board of Directors could in the future cause the Company to issue the increased available number of authorized but unissued shares of Common Stock to purchasers who might oppose a given transaction favorable to the interests of the majority of the stockholders who are not members of the Board of Directors, such as a tender offer at an above market premium. Similarly, the Board of Directors could issue such shares to purchasers so as to hinder or discourage a merger, tender offer, proxy contest, assumption of control of a large block of the Company's Common Stock or the removal of incumbent management. The proposal for the Reverse Stock Split is not designed to address, nor is the Company aware of any specific effort to accomplish, any of the purposes stated above. The Reverse Stock Split is also not part of a plan by management or the Board of Directors to propose a series of anti-takeover amendments to its Certificate of Incorporation or By-laws in future proxy solicitations.

          The Company's Certificate of Incorporation does not grant the Common Stock cumulative voting rights. However, the Company's Certificate of Incorporation and By-laws do contain the following provisions which could have an anti-takeover effect:

          . the Board of Directors may issue up to 2,000,000 authorized and unissued shares of preferred stock, and may designate their voting and other rights, without further stockholder approval;

          . the Board of Directors is divided into three classes and the term of each class is three years; and

          . advance notice procedures limiting the ability of stockholders to nominate directors for election or propose business to be considered at a meeting of stockholders.

          The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder's proportionate equity interest in the Company (except with respect to adjustments for fractional shares). None of the rights currently accruing to holders of the Common Stock or options to purchase Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of the Common Stock resulting from the Reverse Stock Split will entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding Common Stock immediately prior to the Effective Date.

              EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

          The conversion of the shares of Common Stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of stockholders of the Company and without regard to the date on which certificates evidencing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the Effective Date, five shares of Common Stock will be converted and reclassified into one share of post-split Common Stock.

          For example, if the 1:5 Reverse Stock Split is implemented by the Board of Directors, a holder of 500 shares immediately prior to the Effective Date would hold 100 shares after the Effective Date. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional share an amount in cash equal to the value of such fractional interest on the Effective Date, such value to be calculated based upon the average closing market price for the five trading days immediately previous to the Effective Date.

          As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of shares of Common Stock, to be used in forwarding such holder's stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing shares of Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of Common Stock that such stockholder will hold as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

          The Company estimates that its aggregate expenses relating to the Reverse Stock Split will be approximately $30,000.

          STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

          As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive a new stock certificate representing the number of shares of Common Stock into which the shares of

Common Stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

                         FEDERAL INCOME TAX CONSEQUENCES

          The following discussion of the material federal income tax consequences of the Reverse Stock Split is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, judicial decisions and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

          This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

          STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

          Except as discussed below, no gain or loss should be recognized by a stockholder who receives only Common Stock in connection with the transactions contemplated by the Reverse Stock Split. The aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split and generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the shares of Common Stock received in exchange therefore in the Reverse Stock Split. Shares of Common Stock received should have the same holding period as the Common Stock surrendered. The receipt of a cash payment in lieu of a fractional interest will result in recognition of gain or loss for federal income tax purposes and the aggregate tax basis of the shares of Common Stock held following the Reverse Stock Split must take into account the gain recognition.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    THAT YOU VOTE FOR THE REVERSE STOCK SPLIT

          ASSUMING THE PROPOSAL IS APPROVED BY THE STOCKHOLDERS, THE COMPANY'S BOARD OF DIRECTORS INTENDS TO IMPLEMENT THE PROPOSAL IF, IN ITS DISCRETION, IT DETERMINES IT TO CONTINUE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS

STOCKHOLDERS. NOTWITHSTANDING STOCKHOLDER APPROVAL OF THE REVERSE STOCK SPLIT, THE BOARD OF DIRECTORS MAY, IN ITS DISCRETION, DELAY IMPLEMENTATION OF THE REVERSE STOCK SPLIT OR ABANDON IT ALTOGETHER IF IT DEEMS IT IN THE BEST INTEREST OF THE COMPANY.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information with respect to beneficial ownership of our Common Stock, as of January 27, 2003, by:

..   each stockholder that is known to us to beneficially own more than 5% of our
    Common Stock;
..   each of our directors;
..   our chief executive officer and each of our executive officers; and
..   all of our executive officers and directors as a group.

          Applicable percentage ownership in the table is based upon 6,649,109 shares of common stock outstanding as of January 27, 2003.

                                                                                          Shares
                                                                                       Beneficially
                                                                                          Owned(1)
                                                                                   --------------------
                      Name and Address of Beneficial Owner                           Number    Percent
              ---------------------------------------------------                  ---------  ---------
              United Breweries Information Consultancy Services Ltd.(2) .......... 3,850,551     57.9%
              Vijay Mallya(3)(4)(5) .............................................. 4,000,551     58.8
              Dimensional Fund Advisors Inc.(6) ..................................   353,600      5.3
              Robert C. Harbage(4)(5) ............................................   120,000      1.8
              Manohar B. Hira(4)(5)(7) ...........................................   247,700      3.6
              Scott R. Heldfond(4)(5) ............................................    42,000      *
              Kent Price(4)(5) ...................................................    51,000      *
              Neil Ebner (4) .....................................................    10,000      *
              All directors and executive officers as a group (8 persons)(3)(5)... 4,471,251     61.7%

__________

* Represents less than 1% of the outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission"), and includes shares as to which the listed person has or shares voting and/or investment power. Shares of UBICS Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this Proxy Statement are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) United Breweries Information Consultancy Services Ltd. (the "Principal Stockholder"), is a corporation organized under the laws of the British Virgin Islands. The Principal Stockholder's address is P.O. Box 3149, Pasea Estate, Road Town,

     BVI. Vijay Mallya (directly and through other entities owned and controlled by Mr. Mallya) owns all of the outstanding equity interests in the Principal Stockholder and therefore is the indirect beneficial owner of such shares.

(3) Includes shares owned by the Principal Stockholder, which shares are indirectly beneficially owned by Mr. Mallya as set forth in footnote 2.

(4) The address of Mr. Mallya, Mr. Harbage, Mr. Hira, Mr. Heldfond, Mr. Price and Mr. Ebner is c/o UBICS, Inc., 333 Technology Drive, Suite 210, Southpointe, Canonsburg, Pennsylvania 15317.

(5) Includes shares of UBICS Common Stock that may be acquired by the following directors and officers pursuant to the exercise of options granted pursuant to the Company's 1997 Stock Option Plan: Mr. Mallya, 150,000; Mr. Harbage, 120,000; Mr. Hira, 240,000; Mr. Heldfond, 40,000; Mr. Price, 40,000; Mr.
     Ebner, 10,000; all directors and executive officers as a group, 600,000.

(6) The address of Dimensional Fund Advisors Inc., as reported in its Schedule 13G, is 1299 Ocean Avenue, 11/th/ Floor, Santa Monica, CA 90401.

(7) Includes 7,000 shares owned solely by Mr. Hira's wife, with respect to which Mr. Hira disclaims beneficial ownership.

                              STOCKHOLDER PROPOSALS

          Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must have been received by the Company's Secretary not later than December 18, 2002. Any such proposal must comply with the rules and regulations of the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested, to UBICS, Inc. 333 Technology Drive, Suite 210, Southpointe, Canonsburg, Pennsylvania 15317, Attention: Secretary. In addition, the execution of a proxy solicited by the Company in connection with the 2001 Annual Meeting of Stockholders shall confer on the designated proxyholder discretionary voting authority to vote on any stockholder proposal which is not included in the Company's proxy materials for such meeting and for which the Company has not received notice before March 2, 2003.

                OTHER MATTERS TO COME BEFORE THE SPECIAL MEETING

          The Board of Directors of the Company knows of no other business which may come before the Meeting. However, if any other matters are properly presented to the Meeting or any adjournment thereof, the persons named in the proxies will vote upon them in accordance with their best judgment.

          WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                        By Order of the Board of Directors,

                                        /s/ NEIL EBNER

                                        Neil Ebner,
                                        Vice President, Chief Financial Officer
                                        and Secretary

Date:  January 27, 2003

                                                                      APPENDIX A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   UBICS, INC.

          UBICS, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

          FIRST: That the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation to effect a combination of the outstanding Common Stock of the Corporation. The resolutions setting forth the proposed amendment are as follows:

          RESOLVED, that without any other action on the part of the Corporation or any other person, on the effective date (the "Effective Date") of the Certificate of Amendment to the Corporation's Certificate of Incorporation, setting forth these resolutions and filed with the Secretary of State of the State of Delaware, every five (5) shares of Common Stock then outstanding shall be automatically converted into one (1) share of Common Stock; and

          RESOLVED FURTHER, that no fractional shares of Common Stock shall be issued upon the conversion of shares pursuant to the preceding resolution. Fractional shares shall entitle the holders thereof to receive an amount in cash equal to the value of such fractional interest as calculated based on the average closing market price of the shares of Common Stock of the Corporation for the five trading days immediately preceding the Effective Date; and

          RESOLVED FURTHER, that following the Effective Date, (i) new stock certificates (the "New Certificates") representing shares of Common Stock shall be issued by the Corporation in exchange for the surrender of stock certificates (the "Old Certificates") representing outstanding shares of Common Stock immediately prior to the Effective Date, and (ii) the Old Certificates shall be deemed canceled, shall not be recognized as evidencing outstanding Common Stock, and shall represent only the right of the holders thereof to receive New Certificates.

          SECOND: That pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of the amendment.

          THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

          FOURTH: That this Certificate of Amendment to the Corporation's Certificate of Incorporation shall become effective at the close of business on XXXX XX, 2001.

          IN WITNESS WHEREOF, UBICS, Inc. has caused this certificate to be signed by Robert C. Harbage its President and Chief Executive Officer and Neil Ebner, its Secretary, this __________ day of ______, 2003.



                                        ________________________________________
                                        Robert C. Harbage
                                        President and Chief Executive Officer



                                        ________________________________________
                                        Neil Ebner
                                        Vice President, Finance,
                                        Chief Financial Officer and Secretary

                                   UBICS, INC.

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                        BOARD OF DIRECTORS OF UBICS, INC.
             IN CONNECTION WITH THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 27, 2003

          The undersigned hereby appoints Robert C. Harbage and Neil Ebner (the "Proxies"), and each of them, attorneys and proxies of the undersigned, each with power of substitution and resubstitution, to attend, vote and act for the undersigned at the Special Meeting of Stockholders (the "Meeting") of UBICS, Inc. (the "Company") to be held on February 17, 2003, beginning at 10:00 a.m. local time at the Hilton Garden Inn, 1000 Corporate Drive, Canonsburg, Pennsylvania 15317. The Proxies shall cast votes according to the number of shares of the Company which the undersigned may be entitled to vote with respect to the proposal set forth on the reverse side, in accordance with the specification indicated, if any, and shall have all the powers which the undersigned would possess if personally present. The undersigned hereby revokes any prior proxy to vote at the Meeting, and hereby ratifies and confirms all that said Proxies, or any of them, may lawfully do by virtue hereof and thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

       [X] Please mark your votes as in this example using dark ink only.

                            DO NOT PRINT IN THIS AREA

                        ---------------------------------

          THIS PROXY WILL BE VOTED AS SPECIFIED WITH RESPECT TO THE ACTIONS TO BE TAKEN ON THE FOLLOWING PROPOSAL. IN THE ABSENCE OF ANY SPECIFICATION, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL.

          REVERSE STOCK SPLIT PROPOSAL. The Company's Certificate of Incorporation is to be amended to effect a reverse stock split of the Company's outstanding Common Stock, whereby every five shares of Common Stock outstanding will be converted into one share of Common Stock.

1.   1:5 REVERSE STOCK SPLIT.

      Vote FOR                Vote AGAINST        ABSTAIN from voting
      the proposal            the proposal        with respect to the proposal
      [ ]                     [ ]                 [ ]

                            DO NOT PRINT IN THIS AREA

          If any other matters properly come before the Meeting or any adjournment thereof, this proxy will be voted according to the judgment of the persons named on the reverse side as Proxies.

          THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY AND THE PROXY STATEMENT DATED JANUARY 27, 2003.

          THIS PROXY IS SOLICITED AND PROPOSED BY THE BOARD OF DIRECTORS OF THE COMPANY, WHICH UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Date:            , 2003                         Date:              , 2003

      _________________                                __________________
         Signature                                     Signature if held jointly

Note: For shares held jointly, each joint owner should personally sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.